Prospectus Supplement	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-186229 Registration Statement No. 333-187555

NV5 HOLDINGS, INC.

This prospectus supplement, dated September 27, 2013 (the “Supplement”), filed by NV5 Holdings, Inc., a Delaware corporation (the “Company,” “NV5 Holdings,” “we,” “us” or “our”), supplements certain information contained in the Company’s prospectus dated March 27, 2013 (the “Prospectus”), which forms a part of the Company’s Registration Statements on Form S-1 (Registration Nos. 333-186229 and 333-187555). This Supplement is incorporated by reference into the Prospectus and is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.

Commencing September 27, 2013 and continuing until 5:00 p.m., New York City time, on October 11, 2013 (the “Temporary Reduction Expiration Time”), the exercise price of the Warrants (as defined in the Prospectus) will be reduced from $7.80 per share to $6.00 per share. Any and all Warrants properly exercised in accordance with the terms of the Warrants on or after the date hereof and no later than the Temporary Reduction Expiration Time will be accepted by the Company at the reduced $6.00 per share exercise price and one Share (as defined in the Prospectus) per Warrant will be issued to the exercising Warrant holder. After the Temporary Reduction Expiration Time, the exercise price of the public warrants will automatically revert to the warrant exercise price of $7.80 per share included in the original terms of the Warrants and the reduced exercise price will no longer be in effect. Except for the reduced $6.00 per share exercise price of the Warrants through the Temporary Reduction Expiration Time, the terms of the Warrants remain unchanged. The Company reserves the right to extend the Temporary Reduction Expiration Time, however, at this time the Company does not intend to do so.

Accordingly, all references in the Prospectus indicating that the exercise price of the Warrants is $7.80 per share are hereby deleted and replaced with an exercise price of $6.00 per share through the Temporary Reduction Expiration Time. Thereafter and until 5:00 p.m., New York City time, on March 27, 2018, the exercise price shall be $7.80 per share.

An investment in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of the factors you should consider before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 27, 2013.